EXHIBIT 11.1
                  TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                       Three Months Ended       Six Months Ended
                                                           June 30,                June 30,
                                                        1996       1995         1996       1995
                                                       -------    -------      -------    -------
                                                       (in thousands, except per common share data)
Weighted average common shares outstanding used
  in the computation of per common share earnings:
      Common shares issued                              23,768     23,734       23,763     23,732
      Common shares in treasury                            800        800          800        800
                                                       -------    -------      -------    -------

Weighted average common shares outstanding (1)          22,968     22,934       22,963     22,932
                                                       =======    =======      =======    =======

Net income (applicable to common stock)                $37,759    $32,591      $73,989    $63,103
                                                       =======    =======      =======    =======

Net income per common share (1)                          $1.64      $1.42        $3.22      $2.75
                                                       =======    =======      =======    =======

(1) The effect of all other common stock equivalents is not significant; therefore, this information is not presented.


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